As filed with the Securities and Exchange Commission on November 15, 2004

Registration No. 333-120151

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tempur-Pedic International Inc.

(Exact name of registrant as specified in its charter)

Delaware	2510	33-1022198
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1713 Jaggie Fox Way

Lexington, Kentucky 40511

800-878-8889

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Robert B. Trussell, Jr., President and Chief Executive Officer

Tempur World, Inc.

1713 Jaggie Fox Way

Lexington, Kentucky 40511

800-878-8889

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John R. Utzschneider, Esq. Bingham McCutchen LLP 150 Federal Street Boston, MA 02110 617-951-8000	Rod Miller, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 212-310-8000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	11,500,000	$16.26	$186,990,000	$23,692	(3)

(1)	Includes 1,500,000 shares of common stock that the underwriters have the option to purchase from the selling stockholders solely to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the common stock as reported on the New York Stock Exchange on October 29, 2004.
(3)	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

This Amendment No. 2 to this Registration Statement is being filed solely to amend Part II to include Exhibits 1.1, 5.1 and 23.3.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount and commissions, are estimated as follows:

SEC Registration Fee	$23,692
NASD Fees	$19,199
Printing and Engraving Expenses	$250,000
Legal Fees and Expenses	$243,000
Accountant’s Fees and Expenses	$140,000
Transfer Agent and Registrar’s Fees	$25,000
Travel Expenses	$110,000
Miscellaneous Costs	$39,109

Total	$850,000

Item 14. Indemnification of Directors and Officers

Tempur-Pedic International is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the Delaware Corporation Law.

Tempur-Pedic International’s certificate of incorporation, as amended, eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) from any transaction from which the director derived an improper personal benefit. In addition, the bylaws of Tempur-Pedic International provides for indemnification of directors, officers, employees and agents to the fullest extent permitted by Delaware law and authorizes the company to purchase and maintain insurance to protect itself and any director, officer, employee or agent of the company or another business entity against any expense, liability, or loss, regardless of whether the company would have the power to indemnify such person under the company’s bylaws or Delaware law.

Item 15. Recent Sales of Unregistered Securities

Tempur-Pedic International was incorporated on September 17, 2002. Since that date, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, except as set forth below with respect to the senior subordinated notes due 2010, or any public offerings, and we believe that each of these transactions was exempt from registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended, Regulation D promulgated thereunder, or Rule 701 of the Securities Act pursuant to compensatory benefit plans and contracts related to compensation as provided under Rule 701. The recipients of the securities in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions.

In November 2002, pursuant to a Contribution Agreement among us and certain holders of our capital stock, we issued:

•	146,463.65 shares of our Series A preferred stock to certain investors for cash in an aggregate amount of $146,463,653.33;

•	13,831.00 shares of our Class A common stock to certain former stockholders of Tempur World, Inc. in exchange for their then-outstanding shares of Tempur World, Inc. having an aggregate value of $13,830,981.18; and

•	878.64 shares of our Class B-1 common stock to certain members of management in exchange for promissory notes (which have since been either forgiven and cancelled or repaid and cancelled).

These securities were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

In November 2002, pursuant to a Stock Purchase Agreement between us and a certain investor, we issued 175.00 shares of our Class A common stock in exchange for cash in the amount of $175,000. These securities were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

In November 2002, pursuant to a Warrant Agreement between us and certain mezzanine lenders, we issued warrants to purchase an aggregate of 8,492.01 shares of our Class B common stock at an exercise price of $0.01 per share. Pursuant to the Warrant Agreement, an aggregate of $603,179.68 was allocated to the purchase price of the warrants. Although the mezzanine facility has been repaid in full, the warrants remain outstanding. These securities were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Between November 2002 and September 2003, we granted to certain of our employees and a member of our board of directors, stock options to purchase an aggregate of 8,817,732 shares of our Class B-1 common stock at exercise prices ranging from $800 per share to $1,500 per share. These options were granted in reliance on the exemption from registration pursuant to Rule 701 of the Securities Act.

In July 2003, an officer purchased 354.00 shares of our Class B-1 common stock for cash in the amount of $283,200 pursuant to a stock option exercise. These securities were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act.

In August 2003, in connection with stock option exercises and pursuant to Stock Repurchase Agreements between us and each exercising optionee, certain of our employees and a member of our board of directors purchased an aggregate of 3,170.50 shares of our Class B-1 common stock for cash in the aggregate amount of $2,753,656. These securities were issued in reliance on the exemption from registration pursuant to Rule 701 of the Securities Act.

In August 2003, pursuant to the terms of an indenture, Tempur-Pedic, Inc. and Tempur Production USA, Inc., our indirect, wholly-owned subsidiaries, issued and sold to a group of underwriters 10 1/4% senior subordinated notes due 2010 (the “Notes”) in an aggregate principal amount of $150,000,000. The Notes were guaranteed by Tempur-Pedic International, and certain of its other subsidiaries. These securities were issued in reliance on the exemptions from registration pursuant to Section 4(2) of the Securities Act. The underwriters subsequently resold these Notes to qualified institutional buyers, non-U.S. persons and certain institutional accredited investors pursuant to Rule 144A, Regulation S and Rule 501(a)(1), (2), (3) and (7) under the Securities Act. In January 23, 2004, pursuant to the terms of such indenture, Tempur-Pedic, Inc. and Tempur Production USA, Inc. redeemed 35% of the Notes, in an aggregate principal amount of $52.5 million.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

1.1	Form of Underwriting Agreement.

2.1	Agreement and Plan of Merger dated as of October 4, 2002, among Fagerdala Holding B.V., Fagerdala Industri A.B., Chesterfield Properties Limited, Viking Investments S.a.r.l., Robert B. Trussell, Jr., David C. Fogg, Jeffrey P. Heath, H. Thomas Bryant, Tempur-Pedic International Inc., TWI Acquisition Corp. and Tempur World, Inc.(1)

2.2	Contribution Agreement dated as of October 4, 2002, among TA IX, L.P., TA/Advent VIII L.P., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA Investors LLC, Friedman Fleischer & Lowe Capital Partners, LP, FFL Executive Partners, LP, Robert B. Trussell, Jr., David C. Fogg, H. Thomas Bryant, Jeffrey P. Heath, Mrs. R.B. Trussell, Jr. and Tempur-Pedic International Inc.(1)

3.1	Amended and Restated Certificate of Incorporation of Tempur-Pedic International Inc.(2)

3.2	Amended and Restated By-laws of Tempur-Pedic International Inc.(2)

4.1	Specimen certificate for shares of common stock.(2)

5.1	Opinion of Bingham McCutchen LLP.

10.1	Third Amended and Restated Credited Agreement dated as of August 26, 2004, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Dan-Foam ApS, certain Credit Parties as defined therein, General Electric Capital Corporation, Lehman Commercial Paper Inc., Nordea Bank Danmark A/S, GE European Leveraged Finance Limited, HSBC Bank PLC, the Lenders as defined therein, Lehman Brothers Inc. and GECC Capital Markets Group, Inc.(3)

10.2	Second Amended and Restated Credit Agreement dated as of August 15, 2003, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur World Holding Company ApS, Dan-Foam ApS, certain Credit Parties as defined therein, General Electric Capital Corporation, Lehman Commercial Paper Inc., Nordea Bank Danmark A/S, GE European Leveraged Finance Limited, HSBC Bank PLC, the Lenders as defined therein, Lehman Brothers Inc. and GECC Capital Markets Group, Inc.(1)

10.2.1	Amendment No. 1 and Limited Waiver to Second Amended and Restated Credit Agreement dated as of November 26, 2003, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur World Holding Company ApS, Dan-Foam ApS, certain Credit Parties as defined therein, General Electric Capital Corporation, Lehman Commercial Paper Inc., Nordea Bank Danmark A/S, GE European Leveraged Finance Limited, HSBC Bank PLC, the Lenders as defined therein, Lehman Brothers Inc. and GECC Capital Markets Group, Inc.(4)

10.2.2	Amendment No. 2 and Limited Waiver to Second Amended and Restated Credit Agreement dated as of January 22, 2004, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur World Holding Company ApS, San-Foam ApS, certain Credit Parties as defined therein, General Electric Capital Corporation, Lehman Commercial Paper Inc., Nordea Bank Danmark A/S, GE European Leveraged Finance Limited, HSBC Bank PLC, the Lenders as defined therein, Lehman Brothers Inc. and GECC Capital Markets Group, Inc.(4)

10.2.3	Amendment No. 3 and Limited Waiver to Second Amended and Restated Credit Agreement dated as of February 20, 2004, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur World Holding Company ApS, Dan-Foam ApS, certain Credit Parties as defined therein, General Electric Capital Corporation, Lehman Commercial paper Inc., Nordea Bank Danmark A/S, GE European Leveraged Finance Limited, HSBC Bank PLC, the Lenders as defined therein, Lehman Brothers Inc. and GECC Capital Markets Group, Inc.(4)

10.3	Indenture dated as of August 15, 2003, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur-Pedic International Inc., Tempur World, Inc., Tempur World Holdings, Inc., Tempur-Pedic, Direct Response, Inc., Tempur-Medical, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee.(1)

10.3.1	Supplemental Indenture dated as of February 19, 2004, among Dawn Sleep Technologies, Inc., Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur-Pedic International Inc., Tempur World, LLC, Tempur World Holdings, LLC, Tempur-Pedic, Direct Response, Inc., Tempur-Pedic Medical, Inc. and Wells Fargo Bank, N.A., as Trustee.(5)

10.3.2	Supplemental Indenture dated as of April 5, 2004, among Tempur-Pedic Retail, Inc., Tempur-Pedic Professional, Inc., Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur-Pedic International Inc., Tempur World, LLC, Tempur World Holdings, LLC, Tempur-Pedic, Direct Response, Inc., Tempur-Pedic Medical, Inc., Dawn Sleep Technologies, Inc. and Wells Fargo Bank, N.A., as Trustee.(6)

10.4	Form of 10 1/4% Senior Subordinated Notes Due 2010 (included in Exhibit 10.3).(1)

10.5	Registration Rights Agreement dated as of August 15, 2003, among Tempur-Pedic, Inc., Tempur Production USA, Inc., Tempur-Pedic International Inc., Tempur World, Inc., Tempur World Holdings, Inc., Tempur-Pedic, Direct Response, Inc., Tempur-Medical, Inc., Lehman Brothers Inc, UBS Securities LLC and Credit Suisse First Boston LLC.(1)

10.6	Registration Rights Agreement dated as of November 1, 2002, among Tempur-Pedic International Inc., Friedman Fleischer & Lowe Capital Partners, LP, FFL Executive Partners, LP, TA IX, L.P., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA/Advent VIII L.P., TA Investors LLC, TA Subordinated Debt Fund, L.P., Gleacher Mezzanine Fund I, L.P., Gleacher Mezzanine Fund P, L.P. and the investors listed on Schedule I thereto.(1)

10.7	Stockholder Agreement dated as of November 1, 2002, among Tempur-Pedic International Inc., Friedman Fleischer & Lowe Capital Partners, LP, FFL Executive Partners, LP, TA IX, L.P., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA/Advent VIII L.P., TA Investors LLC, TA Subordinated Debt Fund, L.P., Gleacher Mezzanine Fund I, L.P., Gleacher Mezzanine Fund P, L.P. and the investors listed on Schedule I thereto.(1)

10.8	Series A Preferred Stock Stockholder Agreement dated as of November 1, 2002, among Tempur-Pedic International Inc., Friedman Fleischer & Lowe Capital Partners, LP, FFL Executive Partners, LP, TA IX, L.sP., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA/Advent VIII L.P. and TA Investors LLC.(1)

10.9	Tempur-Pedic International Inc. 2002 Stock Option Plan.(1)

10.10	Amended and Restated Employment and Noncompetition Agreement effective as of November 1, 2002, between Tempur World, Inc. and Robert B. Trussell, Jr.(1)

10.11	Amended and Restated Employment and Noncompetition Agreement effective as of November 1, 2002, between Tempur World, Inc. and David C. Fogg.(1)

10.12	Amended and Restated Employment and Noncompetition Agreement effective as of November 1, 2002, between Tempur World, Inc. and H. Thomas Bryant.(1)

10.13	Amended and Restated Employment and Noncompetition Agreement effective as of November 1, 2002, between Tempur World, Inc. and Jeffrey P. Heath.(1)

10.14	Separation Agreement dated as of July 3, 2003, among Tempur-Pedic International Inc., Tempur World, Inc. and Jeffrey P. Heath.(1)

10.15	Consultant’s Agreement effective as of July 12, 2003, among Tempur-Pedic, Inc., Tempur World, Inc. and Jeffrey P. Heath.(1)

10.16	Employment and Noncompetition Agreement dated as of July 11, 2003, between Tempur World, Inc. and Dale E. Williams.(1)

10.17	Employment Agreement dated September 12, 2003, between Tempur International Limited and David Montgomery.(7)

10.18	Tempur-Pedic International Inc. 2003 Equity Incentive Plan.(2)

10.19	Tempur-Pedic International Inc. 2003 Employee Stock Purchase Plan.(2)

10.20	Letter Agreement dated October 20, 2003 from Tempur-Pedic International Inc. and Tempur World, Inc. to Mikael Magnusson and Dag Landvik, as Seller Representatives under the Merger Agreement, and their affiliates.(8)

10.21	Option Agreement dated as of July 13, 2004 between Tempur-Pedic International Inc. and Sir Paul Judge.(9)

10.22	Option Agreement dated as of March 12, 2004 between Tempur-Pedic International Inc. and Nancy F. Koehn.(10)

10.23	Option Agreement dated as of September 30, 2003 between Tempur-Pedic International Inc. and Robert B. Trussell, Jr.(11)

10.24	Option Agreement dated as of February 24, 2003 between Tempur-Pedic International Inc. and David Montgomery.(11)

10.25	Option Agreement dated as of September 30, 2003 between Tempur-Pedic International Inc. and David C. Fogg.(11)

10.26	Option Agreement dated as of July 7, 2003 between Tempur-Pedic International Inc. and Dale E. Williams.(11)

10.27	Option Agreement dated as of September 30, 2003 between Tempur-Pedic International Inc. and Jeffrey B. Johnson.(11)

10.28	Option Agreement dated as of September 30, 2003 between Tempur-Pedic International Inc. and Jeffrey B. Johnson.(11)

10.29	Option Agreement dated as of September 30, 2003 between Tempur-Pedic International Inc. and H. Thomas Bryant.(11)

10.30	Option Agreement dated as of November 1, 2002 between Tempur-Pedic International Inc. and Jeffrey B. Johnson.(11)

10.31	Option Agreement dated as of November 1, 2002 between Tempur-Pedic International Inc. and Jeffrey P. Heath.(11)

10.32	Option Agreement dated as of November 1, 2002 between Tempur-Pedic International Inc. and H. Thomas Bryant.(11)

10.33	Option Agreement dated as of November 1, 2002 between Tempur-Pedic International Inc. and Robert B. Trussell, Jr.(11)

10.34	Option Agreement dated as of November 1, 2002 between Tempur-Pedic International Inc. and David C. Fogg.(11)

10.35	Option Agreement dated as of March 26, 2003 between Tempur-Pedic International Inc. and Francis A. Doyle.(11)

10.36	Option Agreement dated as of September 30, 2003 between Tempur-Pedic International Inc. and Francis A. Doyle.(11)

10.37	Option Agreement dated as of September 30, 2003 between Tempur-Pedic International Inc. and David Montgomery.(11)

21.1	Subsidiaries of Tempur-Pedic International Inc.(11)

23.1	Consent of Ernst & Young LLP.(11)

23.2	Notice regarding consent of Arthur Andersen LLP.(4)

23.3	Consent of Bingham McCutchen LLP (included in Exhibit 5.1).

24.1	Power of Attorney of Tempur-Pedic International Inc.(11)

(1)	Incorporated by reference from the Registrant’s registration statement on Form S-4 (File No. 333-109054) filed with the Commission on September 23, 2003.
(2)	Incorporated by reference from Amendment No. 3 to the Registrant’s registration statement on Form S-1 (File No. 333-109798) filed with the Commission on December 12, 2003.
(3)	Incorporated by reference from the Registrant’s Current Report on Form 8-K (File No. 001-31922) filed with the Commission on August 31, 2004.
(4)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K (File No. 001-31922) filed with the Commission on March 30, 2004.
(5)	Incorporated by reference from Amendment No. 3 to the Registrant’s registration statement on Form S-4 (File No. 333-109054) filed with the Commission on February 27, 2004.
(6)	Incorporated by reference from Amendment No. 4 to the Registrant’s registration statement on Form S-4 (File No. 333-109054) filed with the Commission on April 5, 2004.
(7)	Incorporated by reference from Amendment No. 1 to the Registrant’s registration statement on Form S-4 (File No. 333-109054) filed with the Commission on October 30, 2003.
(8)	Incorporated by reference from Amendment No. 2 to the Registrant’s registration statement on Form S-4 (File No. 333-109054) filed with the Commission on November 25, 2003.
(9)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 2, 2004.
(10)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 17, 2004.
(11)	Previously filed.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Tempur-Pedic International Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 15th day of November, 2004.

TEMPUR-PEDIC INTERNATIONAL INC.

By:	/S/ ROBERT B. TRUSSELL, JR.
Robert B. Trussell, Jr. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ ROBERT B. TRUSSELL, JR. Robert B. Trussell, Jr.	President, Chief Executive Officer (Principal Executive Officer) and Director	November 15, 2004

/S/ DALE E. WILLIAMS Dale E. Williams	Senior Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	November 15, 2004

/S/ JEFFREY B. JOHNSON Jeffrey B. Johnson	Corporate Controller, Chief Accounting Officer, Vice President and Assistant Secretary (Principal Accounting Officer)	November 15, 2004

* Jeffrey S. Barber	Director	November 15, 2004

* Francis A. Doyle	Director	November 15, 2004

* Tully M. Friedman	Director	November 15, 2004

* Sir Paul R. Judge	Director	November 15, 2004

* Nancy F. Koehn	Director	November 15, 2004

* Christopher A. Masto	Director	November 15, 2004

* P. Andrews McLane	Director	November 15, 2004

*By:	/S/ DALE E. WILLIAMS
Dale E. Williams Attorney-in-Fact